EXHIBIT 10.1
Binding Letter of Agreement
 Joint Venture
This letter is entered into by and between Baristas Coffee Company, Inc. (BCCI) a publicly traded Nevada corporation with offices located at 411 Washington Ave. N. Kent, WA 98032 and BMOC USA Partners LLP (BMOC). This Binding letter of agreement shall be in force by both parties upon signing and shall serve as a working document until a subsequent more formal document is executed.
WHEREAS: Baristas is in the business of owning and operating drive through espresso stands serving specialty drinks in three states in the US. BMOC owns and operates various restaurants throughout the US.
In order to accomplish this Joint Venture, both parties have agreed for BCCI to purchase 51% of existing restaurant known as Pavilion 117, in Knoxville, TN, from BMOC and to form a Joint Venture L.L.C. with BMOC to be named "Baristas Sports Bar and Grill" (BSBG) or other such name as the parties agree to under the terms as follows:
1)    The parties shall form a Joint venture, BSBG, of which Barista's will own 51%, BMOC will own 49% . BSBG will own a restaurant known as Pavillion 117 and may acquire other venues that would be owned by this joint venture. Subsequent to the execution of this Binding Letter of Agreement the parties will form BSBG and execute a formal Operating Agreement within thirty (30) days.
2)    Net profits of BCBG will be dispersed as follows: At the end of each quarter (3 month period), net profits would be dispersed 40.6% to BCCI, 39.40% to BMOC . BSBG will keep the remaining 20% as retained earnings. All revenues under this joint venture will be booked to parent company and Managing Member (BCCI).

3)    Capital Shortages to be paid for as follows: At the end of each month, 51% of any capital shortages needed to maintain restaurant operations will paid for by BCCI, while 49% of any capital shortages needed to maintain restaurant operations will be paid for by BMOC. All funds are to be deposited within 5 days of written notice.

4)    The purchase price for 51% of the new entity holding all the current assets of Pavilionl 17 is defined as $112,200.00
As payment for the 51% ownership of BCBG BMOC will receive from Baristas:
•	Restricted Preferred Stock valued in the amount $47,800 to be calculated at . 11 ( eleven cents per share )
•	$25,000.00 in the form of a note tied to the payment of the first franchise fee for the Baristas franchise agreement.
•	$39,200.00 in contributions to the new entity marketing budget to cover the 49% that will be owed by Lance as outlined in paragraph 8 ,
5)    BMOC will receive a fixed operational fee of 2% of the gross revenues, and 5% of the net profits to be paid on a quarterly basis.

6)    Barista will have an irrevocable perpetual right of first refusal, and a five year option, to purchase the percentage of the restaurant they do not own. BMOC shall be restricted from selling any portion of their ownership interest during the option time without written permission to do so by BCCI. Restaurant valuation to be determined at 25% of annual gross sales, averaged over the Baristas Branded period.

7)    A remodeling and deposits budget has been defined that is the responsibility of the new entity (BCBG ) of $53,800.00 . The Baristas Share is $27, 438 consisting of $5000 in specific contributions to the budget as shown plus $22,438.00 in cash. The Lance share consisting of specific contributions and responsibilities is $26,362.00

8)    It is also agreed that the new entity will fund a marketing budget of $80,000 total over the first 3 months to stimulate sales and brand the new entity. Funding will be provided 51% by BCCI and 49% by BMOC. BCCI will control and pay for this campaign as contribution to the new entity funding requirement as outlined in paragraph 4

9)    As a condition of this Joint Venture Letter of Agreement in its' entirety, both parties agree that the following Franchise Agreement, as presented and prepared by BMOC be accepted, agreed to, and finalized at closing. Should the following Franchise Agreement not be closed for any reason, this Joint Venture Letter of Agreement, in its' entirety is to be considered null and void.

10)      BCCI shall be responsible for bookkeeping, banking, for the joint venture and as compensation shall receive 2% of gross sales.

Franchise agreement
BMOC USA Partners LLP hereby offers to purchase master franchise rights for these
States: NJ, PA, OH, IN, IL, MI, WI, MN.
A previously agreed to contract for franchises in a specific region with Cuppa Joes in NJ shall be exempt from this agreement. Baristas however cannot extend the parameters of that agreement to include any regions not currently included.
L Purchase price will be our expenditure of advertising for media for franchising Baristas -an example would be one half-page ad per month in INC valued at $25,000 per month, for 2Years (24 issues). Similar media may be substituted as mutually agreeable. This campaign shall initiate within 60 days of signing this agreement.
2.    BMOC shall be required to license and have open a sub franchisee a minimum of every 6 months for the life of the franchise agreement.

3.    The franchise, and sub franchisees, shall be for 25 years.

4.    If BMOC opens the sub franchisee, then a franchisee fee of $25,000 shall be due Baristas for the first sub franchisee opened and, for each subsequent sub franchisee a deduction shall be made from the $25,000 in the amount of $5,000 - provided, the minimum franchise fee paid by a BMOC owned sub franchisee shall be $5,000. If the entity is a third party (50% or less ownership) then the franchise fee shall be $25,000. The franchise fee is paid to Baristas. BMOC may charge its own fees for management etc. in addition to Baristas' fees to the franchisee. Any and all such fees shall be fully disclosed to BCCI and shall at all times be lawful in the jurisdiction they transact.

5.    Fees based on percentages charged to the sub franchise by BCCI shall be the same that is established by Baristas to its other franchisees regardless of whether the entity is BMOC or not. BMOC may charge additional fees or value added cost to the sub franchises.. Any and all such fees shall be fully disclosed to BCCI and shall at all times be lawful in the jurisdiction they transact.

6.    No additional fees shall be due to Baristas from BMOC except as a sub franchisee.

7.    BMOC agrees to open its first sub franchisee no later than 6 months from execution of this agreement (October, 2014). A monthly penalty of $5,000 cash per month shall apply if not opened by October 1, 2014.

8.    Baristas may repurchase the BMOC franchise territory at a purchase price of $2500,000 cash per state or portion thereof, plus $100,000 per operating franchisee within the repurchase territory. Starting in year 15, this price decreases 5% per year.

9.    Baristas shall forward all franchise inquiries it receives to BMOC for its master territories. BMOC shall similarly forward any inquiries for areas other than BMOC territory.

10.      For any calendar quarter in which BMOC licenses more than three new sub franchise locations (including BMOC owned or controlled sub franchises), BMOC shall receive $ $10,000 cash or the equivalent in BCCI stock, from Baristas at Baristas discretion as a sales performance incentive.

11.      BMOC shall have nonexclusive rights to sell all Baristas branded products in their franchise master territory including Baristas Ice Cream, Baristas Sportswear, Baristas Retail Products and all branded Baristas products. In addition to the right to sell the product BMOC also agrees not to sell any competitor product in any of their Baristas locations. BMOC specifically does not have rights to or receive compensation for Baristas branded products that are distributed through non BMOC retail locations within their franchise master territory unless a specific distribution arrangement is negotiated with Baristas corporate.

12.      Baristas may open and operate corporate owned locations in BMOC territory but shall pay to BMOC the fees normally charged by BMOC to its sub franchisees in 4-5 above. There is no limit to the number of corporate locations may erect. Baristas shall not open a corporate location within 10 air miles of a BMOC sub franchisee or within 3 miles if within the limits of a city of 1 million or more population. This shall not prevent Baristas from repurchasing the BMOC territory involved in which event the set-off shall not apply.

13.      BMOC shall allow open access to its books and records, and similarly Baristas shall also allow open access to its books and records, in regard to the provisions of this agreement.

This Agreement shall serve as a working document and shall be binding upon all parties however it is the intent of the parties to execute a more formal set of documents within thirty (30) days of execution.

Baristas Coffee Company, Inc	BMOC USA Partners LLC